Exhibit 10.86

HANSEN MEDICAL, INC.

July     , 2012

[Name of Non-Employee Director]

Dear [Name of Non-Employee Director]:

As you know, the Board of Directors of Hansen Medical, Inc. (the “Company”) has amended the post-termination exercise period applicable to all of your outstanding options to purchase shares of the Company’s common stock (the “Options”).

In lieu of the three (3) month post-termination exercise period specified in Section 6(a) of the Stock Option Agreement(s) governing Options granted under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), your Options that were granted under the 2006 Plan will expire twelve (12) months after termination of your Continuous Service (as defined in the 2006 Plan), subject to earlier termination in accordance with any of Sections 6(e), 6(f) and 7(d) of the Stock Option Agreement(s) and Sections 7(d)(ii), 10(b) and 10(c) of the 2006 Plan.

[For Options granted under the Company’s 2002 Stock Plan (the “2002 Plan”), in lieu of the three (3) month and six (6) month post-termination exercise periods specified in Sections 6(b)(ii) and 6(b)(iii), respectively, of the Stock Option Agreement(s) governing the Options, your Options that were granted under the 2002 Plan will expire twelve (12) months after termination of your Service (as defined in the applicable Stock Option Agreement), including a termination of your Service by reason of Disability (as defined in the applicable Stock Option Agreement), subject to earlier termination in accordance with Section 6(a) of the Stock Option Agreement(s) and Section 8(b) of the 2002 Plan.]*

Apart from the extended post-termination exercise period described above, your Options are unchanged and remain subject to all the terms and conditions of the Stock Option Agreement(s) and the 2006 Plan [or the 2002 Plan, as applicable]1. You will not receive new Stock Option Agreement(s), however, the Company’s records will be adjusted to reflect the new post-termination exercise period. Please retain a copy of this letter for your records.

If you have any questions, please contact me.

Very truly yours,
HANSEN MEDICAL, INC.

By:
Name:
Title:

[1]	Bracketed text used only for non-employee directors with outstanding options granted under the 2002 Plan.